Pricing Supplement No. 176L Dated October 25, 2006 (To Prospectus dated April 5, 2005 and Prospectus Supplement dated April 12, 2005)	Rule 424(b)(2) File No. 333-117775 CUSIP #: 46623E CQ0

JPMORGAN CHASE & CO.
[X]	Senior Medium-Term Notes, Series C Due From Nine Months to Thirty Years from Date of Issue
[ ]	Subordinated Medium Term Notes, Series A Due From Nine Months to Thirty Years from Date of Issue
Principal Amount: Issue Price: Commission or Discount: Proceeds to Company:	$300,000,000 100% $1,050,000 $298,950,000
Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES INC.	$294,000,000
BLAYLOCK & COMPANY, INC.	$3,000,000
WILLIAMS CAPITAL GROUP, L.P.	$3,000,000

Agents' Capacity: if as principal	[ ] As agent	[X] As principal
[ ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale. SEE BELOW
[ X ]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).
Original Issue Date:	November 1, 2006
Stated Maturity:	November 1, 2012

Form:  [X]   Book-entry   [_]  Certificated

Currency:  U.S. Dollars

[  ]  Fixed Rate Note:

[ X ] Floating Rate Note:	CD [ ] Treasury Rate [ ]	Commercial Paper Rate [ ] Prime Rate [ ]	LIBOR Telerate [ X ] CMT [ ]	LIBOR Reuters [ ]

Interest Payment Dates:   Quarterly on the 1st or next good business day of February, May, August and November, via modified following business day convention, commencing February 1 2007.

Interest Reset Dates:    Quarterly on the 1st or next good business day of February, May, August and November, via modified following business day convention, commencing February 1 2007.

Index Maturity:  3-month LIBOR
Spread (+/-):   +15 BPS
Multiplier:   Not Applicable
Maximum Interest Rate:    Not Applicable     Minimum Interest Rate:   Not Applicable
Optional Redemption:   Yes [   ]   No [X]

Settlement Period: The terms agreement provides that the closing will occur on November 1, 2006, which will be more than three U.S. business days after the date of this pricing supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.